EXHIBIT 21.1
                               LIST OF SUBSIDARIES

1.       Environmental Safeguard Professionals, Inc.

2.       National Professional Services, Inc.

3.       National Association of Real Estate Appraisers

4.       Environmental Assessment Association

5.       Association of Construction Inspectors

6.       Housing Inspection Foundation

7.       International Real Estate Institute

8.       International Society of Meeting Planners

9.       National Association of Review Appraisers and Mortgage Underwriters

10.      International Association of Managers, Inc.